UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/22/2008

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 16, 2008, Air Transport Services Group, Inc. (the "Company") was notified by The NASDAQ Stock Market ("NASDAQ") that for the last 30 consecutive business days the bid price of the Company's common stock (the "Common Stock") had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). This notification has no effect on the listing of the Common Stock at this time.

In accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until March 16, 2009, to regain compliance with the minimum bid price requirement. If, at any time before March 16, 2009, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with a written notification that it has achieved compliance with the minimum bid price requirement.

If the Company does not regain compliance with the minimum bid price requirement by March 16, 2009, the NASDAQ staff will provide the Company with written notification that the Common Stock will be delisted from The NASDAQ Global Market. At that time, the Company may appeal the delisting determination to a NASDAQ Listing Qualifications Panel. Alternatively, the Company may also apply to transfer the Common Stock to The NASDAQ Capital Market if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on The NASDAQ Capital Market.

On September 22, 2008, the Company issued a press release regarding the notification, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit No.    Description
--------------    -----------------
99.1                Press release issued by Air Transport Services Group, Inc. on September 22, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: September 22, 2008	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	ATSG RECEIVES NASDAQ DEFICIENCY NOTICE